EXHIBIT 5

January 3, 2001


The ServiceMaster Company
One ServiceMaster Way
Downers Grove, IL 60515


         Re: 750,000 shares of common stock ("Common Stock") under the 1998 Non-Employee Directors Discounted Stock Option Plan (the "Directors Plan") and $15,000,000 of deferred compensation obligations under the ServiceMaster Deferred Compensation Plan (the "Deferred Compensation Plan")(together, the "Plans").

Ladies and Gentlemen:

         I am General Counsel for The ServiceMaster Company, a Delaware corporation ("ServiceMaster"), and have acted as counsel for ServiceMaster in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") relating to (i) the registration of 750,000 shares of Common Stock to be offered and sold to ServiceMaster non-employee directors under the Directors Plan and (ii) up to $15,000,000 of (1) ServiceMaster's deferred compensation obligations (the "Deferred Compensation Obligations") and (2) Common Stock, in each case payable under the Deferred Compensation Plan.



         To render the opinions expressed below, I have reviewed the Directors Plan, the Deferred Compensation Plan, and the Registration Statement. I have also examined originals, or copies of originals certified or otherwise identified to my satisfaction, of ServiceMaster's corporate records and of such other agreements, documents, instruments and certificates of public officials, officers and representatives of ServiceMaster and other persons, have examined such questions of law and have satisfied myself as to such matters of fact as I have deemed relevant and necessary as a basis for the opinions expressed herein. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for my examination.

         Based upon the foregoing, I am of the opinion that:

         1. ServiceMaster is duly incorporated and validly existing under the laws of the State of Delaware.

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         2. If ServiceMaster's Board of Directors or a duly authorized committee thereof authorizes the issuance of authorized and unissued shares of Common Stock for the consideration provided in the Plans, such shares will, when certificates representing such shares have been duly executed, countersigned and registered and duly delivered against the receipt by ServiceMaster of the consideration provided in the Plans, be legally issued, fully paid and non-assessable.

         3. The Deferred Compensation Obligations will be, when created in accordance with the terms of the Deferred Compensation Plan, valid and binding obligations of ServiceMaster, enforceable in accordance with the terms of the Deferred Compensation Plan, subject to applicable bankruptcy, moratorium, insolvency, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

         The foregoing opinions are limited to the laws of the State of Illinois and Delaware General Corporation Law. I express no opinion as to the application of the securities or blue sky laws of the various states to the issuance or sale of shares of Common Stock or the Deferred Compensation Obligations.

         I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.


                            Very truly yours,

                            The ServiceMaster Company


                            /s/ Jim L. Kaput

                            Jim L. Kaput
                            General Counsel

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